EX-10.14

BIOLINK LIFE SCIENCES, INC.
================================================================================
250 QUADE DRIVE, CARY, NC 27313 o 919-678-9478 o FAX 919-678-9474
                                                o E-MAIL: BioLink_life@yahoo.com

25 May 2004

Dr. Arthur Bollon
President and Chief Executive Officer
HemoBioTech, Inc.
2110 Research Row, Suite 310
Dallas, TX 75235

Dear Dr. Bollon:

Thank you for asking BioLink Life Sciences, Inc. ("BioLink"), a North Carolina corporation located at 250 Quade Court, Cary, North Carolina 27513 USA, to develop this proposal for overseeing the regulatory affairs for HemoBioTech, Inc. ("Hemobiotech"; together with BioLink, the "Parties"), a Delaware corporation doing business at 2110 Research Row in Dallas, TX.

THE WORK. Under the direction of Hemobiotech's President and Chief Executive Officer, BioLink shall oversee the regulatory affairs of Hemobiotech, including without limitation, comprehensive review of existing data, records, results, findings, reports and documentation relating to Hemobiotech's blood substitute products and technologies; FDA liaison as may be necessary; the preparation, submission and approval of an Investigational New Drug Application to conduct Phase I clinical trials with respect to Hemobiotech's blood substitute products; communication with government officials and responses to inquiries related thereto; as well as provision of advice and counsel to management regarding the development and implementation of strategies on all aspects of the clinical development and production of Hemobiotech's products in connection herewith.

THE ASSUMPTIONS. This proposal is presented with the following assumptions:

o BioLink shall report results and deliver work product to Hemobiotech's principal place of business in Dallas, Texas.

o    BioLink  shall  separately   maintain  all  files  and  data  belonging  to
     Hemobiotech and not commingle them with the files of any other entity or person.

o BioLink is engaged by Hemobiotech only for the purposes and to the extent set forth in this Agreement, and its relation to Hemobiotech shall be that of an independent contractor. BioLink shall not be considered as having employee status.

o    All information will be provided by HemoBioTech in a timely manner.

o Hemobiotech acknowledges that BioLink will rely primarily upon information provided by Hemobiotech for the provision of services hereunder, and that BioLink does not assume any responsibility for the accuracy or completeness thereof.

o Cooperation of Hemobiotech staff is a material requirement of this proposal.


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THE STAFF.  BioLink will  designate  qualified  staff members and  associates of
BioLink having expertise in regulatory  affairs and/or related areas to complete
assigned  project   activities  and  will  present  these  designees  and  their qualifications for approval by Hemobiotech prior to the initiation of work. Specifically, BioLink will assign responsibilities for direction and supervision of the work performed hereunder to Deanna J. Nelson, Ph.D. who will serve as Vice President of Regulatory Affairs for Hemobiotech. Further, BioLink will assign additional responsibilities for management of the work to Nancy Chew, an associate of BioLink in regulatory affairs matters. BioLink shall devote, during the term of this Agreement, such time, energy, and skill as is necessary in the performance of the duties hereunder and shall periodically, or at any time upon the request of Hemobiotech, submit data as to the time requirements of work performed and work to be performed for Hemobiotech in connection with this Agreement.

THE TERMS. It is a condition precedent to the effectiveness of this Agreement that Hemobiotech shall have completed the closing of an equity investment of not less than $1 million (in a single or a series of related transactions) in exchange for shares of Hemobiotech's stock ("Condition Precedent"). Upon closing of such sale, HemoBioTech will provide BioLink with legal documentation and such other evidence reasonably requested by BioLink of the sale and income derived therefrom. This Agreement shall commence as of the date that the Condition Precedent is achieved (the "Effective Date"). BioLink in its sole discretion may give written notice to HemoBioTech prior to the Effective Date of its desire not to enter into this Agreement, and at such time, this Agreement shall be null and void.

The initial term of this Agreement shall be for a period of one (1) year, beginning on the Effective Date (the "Initial Term"). On each anniversary of the Initial Term, this Agreement shall be automatically renewed for an additional one year period, unless either Party notifies the other Party at least thirty
(30) days prior to the anniversary date of the Initial Term of such Party's desire to terminate this Agreement (the Initial Term as renewed, the "Term"). Notwithstanding the foregoing, each Party hereto may immediately terminate this Agreement upon a material breach by the other Party hereto if such breach is not cured within thirty (30) days of a written notice of such breach. The following provisions shall survive expiration or earlier termination of this Agreement:
Confidentiality, Indemnification, Limitation of Liability; Disclaimer, Venue, Ownership, Solicitation of Employment and Miscellaneous.

The work to be performed for Hemobiotech shall be performed on a time and expense basis as disclosed in the Schedule of Terms and Fees set forth in Appendix A and incorporated herein by reference. In addition, from time to time, individual tasks associated with the work to be performed hereunder may be defined, and a schedule of milestones and payments for the completion of each task may be established in writing. Please note that standard terms include a 4-hour minimum fee for onsite meetings and travel time billed at full rate. Upon the Effective Date of this Agreement, Hemobiotech shall remit to BioLink a one time deposit on account of $10,000 that shall be used by BioLink in payment of authorized activities for the first month and thereafter until depleted.

BioLink shall prepare itemized invoices monthly, and Hemobiotech shall pay BioLink within 20 days of the date of each invoice. Invoices not timely paid shall accrue interest at a rate of one and one-half percent (1.5%) per month. If any portion of any invoice is disputed, Hemobiotech shall pay any undisputed portion of the invoice within the aforementioned 20 day period, and the Parties shall use good faith efforts to reconcile the disputed amount for payment as soon as practicable. To the extent that Hemobiotech does not timely pay an undisputed invoice,


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Hemobiotech  shall  reimburse  BioLink  for  its  costs  (including   reasonable
attorney's fees) incurred to collect such amount due thereunder.

Unless otherwise agreed by the Parties in writing, or this Agreement has been fully executed by the Parties, this proposal shall expire within 90 days of the date first written above.

CONFIDENTIALITY. During the regular course of business, BioLink may acquire information considered confidential and the property of Hemobiotech. BioLink will not during the Term of this Agreement and for a period of five (5) years after it is terminated, whether by BioLink or by Hemobiotech, disclose such information to any third party, nor shall BioLink use such information to its own ends and gain, whether for itself or any other third party.

Immediately upon the expiration or earlier termination of this Agreement, BioLink will return all of the documents provided by Hemobiotech that BioLink may possess, except that BioLink may retain one copy in its legal archives for the purpose of ensuring its compliance with its confidentiality requirements hereunder.

BioLink will not disclose to Hemobiotech any BioLink confidential information without the written approval by Hemobiotech for making such a disclosure.

BioLink may disclose to the members, employees and agents of BioLink certain confidential information hereinafter defined, under the following terms and conditions:

     SECTION ONE. Hemobiotech has developed and maintains confidential information including but not limited to the following: information concerning secret processes, formulas, machines, components, inventions, creations, systems, designs, materials, software, assembly techniques, pending patent applications, compositions, improvements, ideas, specifications, or arts relating to products and services, as well as financial projections, financing plans, and other business information related to present or prospective business activities of such Party. All information, and all documents, records, notebooks, drawings, photograph, and any repositories or representations of such information are hereinafter referred to as "Confidential Information." To the extent feasible, the information to be treated as confidential pursuant to this Agreement shall be disclosed in writing and marked "Confidential." Any Confidential Information orally disclosed by Hemobiotech shall be designated as "Confidential" at the time it is communicated, and within thirty (30) days following the oral disclosure, confirmed in writing and marked "Confidential."

     SECTION TWO. Hemobiotech desires to make available certain confidential information for the sole purpose of evaluating said information in reference to FDA regulations and the development of strategies and opinions and summaries and documents for submission to regulatory agencies.

     In consideration of the disclosure of Hemobiotech's Confidential, BioLink agrees to hold Confidential Information in confidence and not to divulge it, in whole or in part, to any third party, except in confidence to those of its employees (if any) or agents who require knowledge of the same for purposes for which it has been disclosed to Hemobiotech. Each of the said employees and agent shall first have agreed in writing to abide by an


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     agreement to maintain  confidentiality  of such  information with terms and conditions at least as stringent as those contained herein. BioLink agrees not to use any of Hemobiotech's Confidential Information in any way for its own benefit, except for the purpose specified above, without the prior written permission of Hemobiotech.

     SECTION THREE. The obligation of BioLink under this Agreement shall not apply to information which at the time of disclosure to BioLink, is within the public domain; or which thereafter becomes part of the public domain through no act or failure to act of the receiving Party.

     SECTION FOUR. BioLink agrees to promptly return to Hemobiotech all documentary or written information acquired by BioLink pursuant to or in connection with this Agreement, excepting that BioLink may retain one copy in its legal archives for the purpose of ensuring its compliance with its confidentiality requirements hereunder.

     SECTION FIVE. In the event that Confidential Information is required to be disclosed by a court, administrative agency or other governmental body, BioLink shall provide reasonable advance notice to allow Hemobiotech the opportunity to seek a protective order or otherwise prevent or limit such disclosure.

     SECTION SIX. Information contained in this Agreement, including the financial arrangement, is strictly confidential and is not to be disclosed by BioLink to any third party, except as otherwise expressly set forth herein and to legal counsel, without the express written approval of Hemobiotech.

OWNERSHIP. BioLink hereby assigns to Hemobiotech the entire right, title and interest to any writing(s), item(s), material(s), invention(s) and discovery(ies) ("Work Product") which are developed by BioLink as a result of the work performed hereunder and which use Hemobiotech's Confidential Information. Notwithstanding the foregoing, any tools, techniques, processes, trade secrets, ideas, concepts, know-how, methods, or skills acquired, created, developed or reduced to practice by BioLink, and any derivatives or improvements thereto which do not use Hemobiotech Confidential Information or claims in issued patents shall be and remain the sole property of BioLink, and shall be treated as BioLink's confidential information and shall be afforded similar protections as those provided with respect to Hemobiotech's confidential information above.

INDEMNIFICATION. Each party hereby agrees to forever and for all time indemnify, defend and hold harmless the other party, its officers, directors, affiliates, partners, consultants, shareholders, investment bankers, employees and agents from and against any and all third party claims, suits, damages, losses, or actions of any kind (including without limitation, reasonable attorney's fees and court costs) to the extent of each Party's gross negligence or wrongful misconduct, including without limitation, the information provided by such Party as the basis upon which work is performed by the other Party under this Agreement.


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CANCELLATION.  Should the project be terminated  prior to the  expiration of the
Initial Term or any renewed term thereafter through no fault of BioLink, Hemobiotech will pay all accrued fees and expenses as well as a cancellation fee of $10,000.00 USD.

WARRANTY. BioLink assures Hemobiotech that all work on this project will be carried out by persons qualified to do the work and to the standard of care currently prevailing in the regulatory affairs profession. BioLink assures Hemobiotech that BioLink will perform this work in accordance with all applicable federal, state, and local laws, statues, acts, ordinances, rules, regulations, codes and other standards. BioLink assures Hemobiotech that BioLink and to BioLink's knowledge, its employees, affiliates, and agents have never been debarred or convicted of a crime for which a person can be debarred under subsection (a) or (b) of 21 U.S.C. (*) 355a. BioLink further assures Hemobiotech that to its knowledge, it does not now and will not knowingly in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C. ss 355a.

BioLink assures Hemobiotech that BioLink understands that time is of the essence and will itself cause no delays in the timely completion of the project. Should required materials be delayed in delivery to BioLink, all reasonable efforts will be made to bring the project into alignment with the agreed project schedule. However, in the event that delays were due to events beyond the control of BioLink, or due to untimely delivery of material by Hemobiotech or provision of inadequate or inappropriate material by Hemobiotech, BioLink shall not be held liable for late delivery. Should the project extend beyond the expected termination date, BioLink assures Hemobiotech of continuity of service until the completion of the project.

LIMITATION OF LIABILITY; DISCLAIMER. BioLink HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND EACH PARTY DOES NOT GUARANTEE THAT THE SERVICES 0R DELIVERABLES WILL MEET HEMOBIOTECH'S NEEDS. Except for fraud, wrongful misconduct or gross negligence, BioLink's total liability, in contract, tort or otherwise arising out of, in conection with or under this Agreement, shall be limited to the amount of fees received by BioLink under this Agreement in the three (3) month period preceding the situation that gave rise to a claim by Hemobiotech. Except for fraud, wrongful misconduct or gross negligence, Hemobiotech's total liability, in contract, tort or otherwise arising out of, in connection with or under this Agreement, shall be limited to the payments of the full amount of services under this agreement. In no event shall either party be liable for any special, consequential, indirect or incidental damages however arising, including without limitation, loss of profits, revenue or data, even if apprised of the possibility of such damages occurring.

FORCE MAJEURE. Failure of either Party to perform the terms of this Agreement in whole or in part shall be excused if such failure results from events beyond such Party's reasonable control, and which by the exercise of reasonable diligence are unpreventable by such Party, including, but not limited to: war, hostilities, revolution, riot, civil disorder, acts of terrorism, flood, storm, fire or other physical disaster, acts of government, strikes or other labor disputes, unavailability of plant, equipment or materials or damage to any premises, plant, equipment or materials (each, a "Force Majeure"). A Party invoking the provisions of Force Majeure shall take all action which is reasonable under the circumstances to overcome the Force Majeurce


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and shall be entitled to such  extensions of time as may be fair and  reasonable in all the circumstances to continue with the performance of its obligations hereunder, provided that such Party shall suspend performance only for such period of time as is necessary as a result of the Force Majeure.

MISCELLANEOUS. No modification, amendment, or waiver may be made to the terms of this Agreement without the written consent of both Parties. Should one term of this Agreement be found unenforceable, the enforceability of the remainder of the Agreement shall not be affected. Failure of either Party to avail itself of any breach of this Agreement by the other Party shall not be deemed to be a waiver of any subsequent breach. This Agreement shall remain binding on each Party's successors and assigns. Neither Party may assign or transfer this Agreement to any other person or entity without the prior written consent of the other Party, provided that either Party may assign this Agreement to another entity: (i) owning a majority of its outstanding stock, (ii) into which it merges, or (iii) which acquires all or substantially all of its assets.

SOLICITATION OF EMPLOYMENT. Hemobiotech shall pay a fee of One Hundred Thousand Dollars ($100,000) for each employee or agent of BioLink that becomes employed by Hemobiotech during the Term of this Agreement and within one (1) year thereafter, unless otherwise agreed by BioLink in writing.

VENUE. The laws of the United States of America, the State of Delaware shall define and control this Agreement, without regard to conflict of law principles. Any dispute or claim arising out of, or in connection with, this Agreement shall be finally settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association by one (1) arbitrator mutually agreed upon by the Parties. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

If you agree with the above proposal, please sign and return one copy of this Agreement. The other copy is for your files. This Agreement may be executed in, one or more counterparts.

BIOLINK LIFE SCIENCES, INC.               HEMOBIOTECH
By:                                       By:

/s/ Deanna J. Nelson                      /s/ Arthur P. Bollon
-------------------------------------     --------------------------------------
Deanna J. Nelson, Ph.D                    Arthur P. Bollon, Ph.D.
President and Chief Executive Officer     President and Chief Scientific Officer


May 25, 2004                              May 25, 2004
-------------------------------------     --------------------------------------
Date                                      Date



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              SCHEDULE A - DESCRIPTION OF SERVICES AND COMPENSATION

FEES:

Regulatory Affairs Consulting:   $250 per hour, $10,000 monthly cap unless
authorized by the Company

Scheduled Meetings and Conferences:   $250 per hour. Please note that each
BioLink consultant maintains a 4-hour minimum fee for onsite meetings and that travel time for meetings and conferences in any venue will be billed at half rate.

EXPENSES:

Requests for reasonable and customary expenses in excess of $50 other than travel expenses will be submitted to Hemobiotech for approval prior to being incurred.

Travel will be incurred at Hemobiotech's request and reasonable and customary expenses related thereto will be invoiced to Hemobiotech on a monthly basis. Please note that international travel will be completed in "Business Class."

STATEMENTS:

BioLink shall prepare itemized invoices monthly, and Hemobiotech shall pay BioLink within 20 days of receipt of each invoice.